UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 03, 2023

SAIA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-49983	48-1229851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 Johns Creek Parkway Suite 400
Johns Creek, Georgia		30097
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 770 232-5067

No Changes.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	SAIA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 3, 2023, Saia, Inc. (the “Company”), and certain of its subsidiaries, entered into a new credit agreement with JPMorgan Chase Bank, N.A. as Administrative agent, BOKF, NA as Syndication Agent, and the other lenders and agents party thereto (the “Credit Agreement”). The Credit Agreement provides for an unsecured revolving credit facility of up to $300 million, which the Company may draw upon from time to time. The Credit Agreement contains an accordion feature that allows the Company to increase the size of the facility by up to $150 million, subject to certain conditions, for a total borrowing capacity of up to $450 million. The Credit Agreement provides for the issuance of letters of credit. The proceeds of the loans may be used to finance working capital needs and for general corporate purposes. The Credit Agreement terminates, and all outstanding loans, if any, become due and payable on February 3, 2028.

Borrowings under the Credit Agreement bear interest at the Company’s election at a variable rate equal to (a) one, three or six month term SOFR (the forward-looking secured overnight financing rate) plus 0.10%, or (b) an alternate base rate, in each case plus an applicable margin. The applicable margin will be between 1.00% and 1.75% per annum for term SOFR loans and between 0.00% and 0.75% per annum for alternate base rate loans, in each case based on the Company’s consolidated net lease adjusted leverage ratio. The Company also accrues fees based on the daily unused portion of the credit facility, which will be between 0.0125% and 0.025% based on the Company’s consolidated net lease adjusted leverage ratio.

The Credit Agreement requires that the Company maintain a consolidated net lease adjusted leverage ratio of less than 3.50 to 1.00, with limited exceptions. The Credit Agreement does not contain a covenant for debt service coverage ratio.

The Credit Agreement also contains certain customary representations and warranties, affirmative and negative covenants and provisions relating to events of default. These covenants include, among others, restrictions on liens, the incurrence of debt, and the issuance of dividends, each subject to certain exceptions and limitations. Upon the occurrence and continuation of an event of default, the lenders may require immediate payment of all amounts outstanding.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release announcing the Company’s entry into the Credit Agreement is attached hereto as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement

As previously reported, the Company was party to that certain Sixth Amended and Restated Credit Agreement, dated February 5, 2019, by and among the Company, BOKF, NA dba Bank of Oklahoma, N.A., as Administrative Agent and Collateral Agent, and the banks named therein (the “Prior Credit Agreement”). The Prior Credit Agreement was set to mature on February 5, 2024. On February 3, 2023, the Prior Credit Agreement was terminated by the Company. The Company did not incur any early termination penalties in connection with the termination of the Prior Credit Agreement. Some of the lenders and agents under the Prior Credit Agreement, or their affiliates, are lenders under the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the disclosure contained in Item 1.01 above, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1

Credit Agreement, dated as of February 3, 2023, by and among Saia, Inc., JP Morgan Chase Bank, N.A., as Administrative Agent, BOKF, NA dba Bank of Oklahoma, N.A., as Syndication Agent, and the lenders named therein.

99.1	Press release of Saia, Inc. dated February 6, 2023.

104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAIA, INC.

Date: February 6, 2023	/s/ Kelly W. Benton
Kelly W. Benton
Vice President and Corporate Controller (Principal Accounting Officer)